UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 5 pages.

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 21, 2007, Remington Arms Company, Inc. (“Remington”), The Marlin Firearms Company (“Marlin”), certain shareholders of Marlin (collectively, the “Sellers”), and Frank Kenna, III, solely in his capacity as the Shareholders’ Representative, entered into a stock purchase agreement (the “Stock Purchase Agreement”). The Stock Purchase Agreement, which is subject to customary regulatory and other approvals, includes the following significant terms and conditions:

•

Remington shall purchase, with available cash on hand and/or with funds that are available under existing borrowing facilities, all of Marlin’s outstanding shares of Class A Common Stock and all of Marlin’s outstanding shares of Class B Common Stock (collectively, the “Shares”) for an aggregate purchase price of approximately $41.7 million, subject to certain purchase price reductions as described below (the “Purchase Price”). After acquiring the Shares, Remington will also indirectly own Marlin’s subsidiary.

•

Remington shall deposit $5.2 million of the Purchase Price into an escrow account to secure certain indemnity obligations of the Sellers under the Stock Purchase Agreement (the “Escrow Amount”), and any unused portion of the Escrow Amount will be released in two equal portions on two dates that are twelve and eighteen months following the Closing Date.

•

The Sellers have agreed to certain reductions in the Purchase Price, including: (i) an aggregate amount of $803,579 that is payable to certain members of Marlin management as a cash bonus; (ii) legal, accounting and other professional fees and expenses of Marlin associated with the negotiation of the Stock Purchase Agreement and related transactions; and (iii) the actuarial underfunding amount of Marlin’s retirement plan as of the Closing Date.

•

In addition to payment of the Purchase Price, Remington reserves the right to repay at Closing all borrowings by Marlin under the Amended and Restated Commercial Revolving Line of Credit Agreement between Marlin and Webster Bank, National Association, which as of December 19, 2007 amounted to approximately $6,550,000.

•

In addition to certain customary closing conditions, the Stock Purchase Agreement requires, among other things, that 99% of the Marlin shareholders execute the Stock Purchase Agreement (as of the date hereof, Marlin shareholders representing 90.6% of the Shares have executed the Stock Purchase Agreement).

Remington has obtained the necessary consents, waivers or amendments under its Amended and Restated Credit Agreement, by and among Remington, Wachovia Bank, National Association, certain subsidiaries of Remington, and the lenders from time to time a party thereto, dated March 15, 2006 and as amended on May 31, 2007 and November 13, 2007, to consummate the Stock Purchase Agreement and related transactions.

Closing is expected to occur on or before January 31, 2008. The Stock Purchase Agreement contains customary representations and warranties and pre- and post-Closing covenants, and Closing is subject to the satisfaction or waiver (to the extent permitted) of the conditions to Closing set forth in the Stock Purchase Agreement, including but not limited to clearance under applicable antitrust laws and the execution of certain ancillary agreements. Under certain circumstances set forth in the Stock Purchase Agreement, Remington may be obligated to pay a nonrefundable cash fee of up to $500,000 to Marlin, and Marlin may be obligated to pay a nonrefundable cash fee of up to $1 million to Remington, upon a termination of the Stock Purchase Agreement prior to Closing.

The above summary is not intended to be complete, and is qualified in its entirety by reference to the Stock Purchase Agreement included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The definition of capitalized terms in the above description, if not so defined, may be found in the Stock Purchase Agreement.

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Remington’s current expectations or forecasts of future events. These forward-looking statements include expectations regarding the proposed acquisition of Marlin and the timing of the proposed acquisition of Marlin. Remington cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for Remington’s products, Remington’s growth opportunities, and other risks detailed from time to time in Remington’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Remington assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by the federal securities laws.

ITEM 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit No.	Description of Exhibit
10.1

Stock Purchase Agreement, dated as of December 21, 2007, by and among The Marlin Firearms Company, Remington Arms Company, Inc., certain shareholders of The Marlin Firearms Company listed on the signature pages thereto, and Frank Kenna, III, solely in his capacity as the Shareholders’ Representative

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

Chief Financial Officer,

Treasurer and Corporate Secretary

(Principal Financial Officer)

December 28, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1

Stock Purchase Agreement, dated as of December 21, 2007, by and among The Marlin Firearms Company, Remington Arms Company, Inc., certain shareholders of The Marlin Firearms Company listed on the signature pages thereto, and Frank Kenna, III, solely in his capacity as the Shareholders’ Representative